NEOS ETF TRUST 485BPOS

Exhibit 99(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of FIS Christian Stock Fund (formerly FIS Biblically Responsible Risk Managed ETF) and FIS Knights of Columbus Global Belief ETF, each a series of NEOS ETF Trust (formerly SHP ETF Trust) and to the use of our report dated July 27, 2022 on the financial statements and financial highlights of the of FIS Christian Stock Fund and FIS Knights of Columbus Global Belief ETF, each a series of shares of SHP ETF Trust. Such financial statements and financial highlights appear in the May 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

September 25, 2023